Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

Transparent Value Trust:

We consent to the use of our report dated February 25, 2016, with respect to the financial statements of Transparent Value Directional Allocation VI Portfolio comprising the Transparent Value Trust, as of December 31, 2015, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus, on the cover of the Statement of Additional Information and under the heading “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

April 27, 2016